EXHIBIT 10.13

                       Letter from Hughes Network Systems

                                                                          HUGHES
                                                                 NETWORK SYSTEMS
                                                     A Hughes Electronic Company

                                 July 17, 1997

Mr. Mark Giannini
Integrated Communication Networks, Inc.
1641 Commerce Avenue, North
St. Petersburg, FL 33716

Dear Mark:

     Thank you for your check of $100,000 which we received last week. As agreed, we are applying this to some of the outstanding space segment invoices. We are also taking this opportunity to reiterate the agreements made between yourself and John Kolenda and myself and Ali Mohadjer regarding how HNS and ICN will do business in the future.

     It is our understanding that you have agreed that all outstanding amounts will be paid in full upon finalization of your corporate restructuring and financing arrangements, now expected to occur around the beginning of October. You have also agreed to execute a promissory note evidencing this indebtedness to be paid by not later than December 15, 1997. Further, you have agreed to make a separate payment in the amount of $150,000 against the current balance on September 15, 1997.

     With respect to ongoing business, you have agreed that all future requirements for new equipment will be paid for on a prepaid of COD basis. You have also agreed to keep all new recurring charges current. Finally, you have agreed that in the event any out of scope or special work is required (such as customer requested moves, adds or changes), they will be paid for within 10 - 15 days after the work has been completed. In consideration of these promises, HNS agrees to continue to provide the regular recurring services without prepayments.

     In the event that this letter accurately reflects your understandings of our agreements, we would appreciate it if you could signify the same by signing a copy of this letter in the space provided below and returning it to us. In the event you have any other questions on this or any related matters, please let me know. Thank you very much for your consideration.

                                        Very truly yours,


                                             /s/Phillip K. O'Brien
                                        By: ________________________
                                            Phillip K. O'Brien
                                            Senior Director, Contracts
Agreed:
Integrated Communication Networks, Inc.
By:_______________________________
Date:_____________________________
cc:     A. Mohadjer
        J. Hasemann
        D. Tuscano
                                    11717 Exploration Lane, Germantown, MD 20876
                                             Tel. (301)428-5500 TWX 710-828-0541
                                                         FAX: (301)428-1868/2830